Exhibit 5.1

April 1, 2020

Taronis Technologies, Inc.
300 W. Clarendon Ave. #230

Phoenix, Arizona 85013

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made herein to the Registration Statement on Form S-3 (File No. 333-230854) (as amended or supplemented, the “Registration Statement”) filed on April 12, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Taronis Technologies, Inc., a Delaware corporation (the “Company”), of up to $100,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on April 24, 2019. I am delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated April 1, 2020 to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the issuance by the Company of up to 5,808,627 shares (“Prefunded Warrant Shares”) of our common stock, par value $0.001 per share (“Common Stock”), that may be issued to an accredited investor (“Warrant Holder”) upon the exercise of 5,808,627 prefunded warrants to purchase common stock (the “Prefunded Warrants”), which Prefunded Warrants, having an aggregate prefunded value of $1,370,500 (prefunded value of $0.236 per warrant), were issued to Warrant Holder pursuant to the terms of that certain Prefunded Warrant to Purchase Common Stock dated March 31, 2020 (“Prefunded Warrant Agreement”) in exchange under Section 3(a)(9) of the Securities Act of 1933, as amended (“Securities Act”), for 5,808,627 shares of Common Stock, having an aggregate value of $1,370,500 ($0.236 per share), originally issued to the Warrant Holder for the cancellation of indebtedness pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act pursuant to the terms of that certain Exchange Agreement dated as of March 31, 2020 between the Warrant Holder and the Company (“Exchange Agreement”). I understand that the Warrant Shares are to be offered and sold in the manner described in the Prospectus Supplement.

Taronis Technologies, Inc.

April 1, 2020

I have reviewed such documents and made such examination of law as I have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Based on the foregoing, I am of the opinion that:

1.	The Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor upon the exercise of Prefunded Warrants in accordance with the terms of Prefunded Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

I express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Agreement to the extent it relates to the choice of forum for resolving disputes.

I hereby consent to the filing by you of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to me under the caption “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Tyler B. Wilson
Tyler B. Wilson, Esq.
CFO & General Counsel
Taronis Technologies, Inc.